UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING                SEC FILE NUMBER: 000-17058

                                           CUSIP NUMBER: 718 933 104

[X]Form 10-KSB [ ]Form 20-F  [ ] Form 11-K  [ ] Form 10-Q and 10-QSB
[ ]Form N-SAR

For Period Ended: May 31, 2006
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and 10-QSB
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:

	Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

      Full Name of Registrant

	Epicus Communications Group, Inc.
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      Former Name if Applicable

        Phoenix International Industries, Inc.
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      Address of Principal Office (Street and Number)

	1750 Osceola Drive
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      City, State and Zip Code

	West Palm Beach, Florida 33409
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a)	The reasons described in reasonable detail in Part III of
this form could not be eliminated without unreasonable effort or expense.

[X] (b)	The subject annual report, semi-annual report, transition
report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c)	The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

        Management and the Registrant's Auditors are in the process of completing the Company's Form 10-KSB for the fiscal year ended May 31, 2006. Filing was anticipated to be made timely, on or before August 29, 2006. However, given the anticipated path of Tropical Storm Ernesto, Management is concerned that submission will not be timely made in the event of a loss of electrical power. Management has therefore determined to file this Form NT-10K. Management anticipates filing the Form 10-KSB within the time period permitted by this extension.

PART IV - OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification.

        Thomas Donaldson         (561)          688-0440
        ----------------         -----          --------
            (Name)            (Area Code)   (Telephone Number)

(2)	Have all other period reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

	[X] Yes		[ ] No

(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?

	[ ] Yes		[X] No

	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Registrant, EPICUS COMMUNICATIONS GROUP, INC., has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

EPICUS COMMUNICATIONS GROUP, INC.


Date: August 28, 2006


By:/s/ Tomas Donaldson
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   Thomas Donaldson,
   Vice President/Chief Operating Officer